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                                                                      Exhibit 21


                         Subsidiaries of the Registrant

        Jacksonville IHC, Inc., a direct, wholly-owned subsidiary of the Registrant, is a Delaware Corporation, doing business as Jacksonville IHC, Inc.

        Jacksonville Savings Bank, SSB, an indirect subsidiary of the Registrant and wholly-owned subsidiary of Jacksonville IHC, Inc., is a Texas chartered savings bank, doing business as Jacksonville Savings Bank.

        JS&L Corporation, an indirect subsidiary of the Registrant and wholly-owned subsidiary of Jacksonville Savings Bank, is a Texas chartered corporation, doing business as JS&L Corporation.